LICENSE AGREEMENT

This License Agreement (the “Agreement”) is made as of December 5 2019, between Knights of Columbus Asset Advisors LLC (the “Licensor”), a Delaware limited liability company, and The Advisors’ Inner Circle Fund III (the “Licensee”), a Delaware statutory trust registered as an investment company under the Investment Company Act of 1940, as amended.

WHEREAS, the Licensor is the investment adviser of the Catholic Investor U.S. All Cap Index Fund (the “Fund”), a series of the Licensee;

WHEREAS, the Licensor owns the Knights of Columbus U.S. All Cap Index (the “Index”), which the Fund seeks to replicate;

WHEREAS, the Licensee desires to use the name of the Index (the “Name”) in connection with the management, operations, offering, marketing, and promotion of the Fund, including making disclosures about the Fund under applicable laws, rules and regulations (collectively, the “Activities”); and

WHEREAS, the Licensor desires to grant to the Licensee a license to use the Name for the Activities, subject to the terms and conditions hereinafter set forth.

NOW THEREFORE, and for other good and valuable consideration, the Licensor and the Licensee agree as follows:

1. Grant of License. The Licensor grants to the Licensee a non-exclusive, non-transferable, royalty-free and fully revocable license to use the Name in connection with the Activities. The right granted in this Agreement is granted to the Licensee only and does not include any right to grant sublicenses.

2. Use of Name. The Licensee shall use the Name only in connection with the Activities. Specifically, the Licensee may use the Name in any informational materials to be used in connection with the Fund (including, where applicable, brochures, promotional materials and any other similar informational materials, and any documents or materials required to be filed with governmental or regulatory agencies, including the Fund’s registration statement on Form N-1A and amendments thereto) (collectively, the “Informational Materials”).

3. Ownership. The Licensee acknowledges that the Index is the exclusive property of the Licensor, and that the Licensor has and retains all rights, including, without limitation, copyright, patent, intellectual property, trade secret, trademark, service mark and proprietary rights that the Licensor and/or its affiliates have in and to the Index and other proprietary rights therein, and agrees not to contest the same. All goodwill associated with the use of the Name by the Licensee in accordance with this Agreement shall inure to the benefit of the Licensor and its affiliates, as applicable. Nothing herein shall preclude or diminish in any way the rights of the Licensor or its affiliates to use the Name in any capacity whatsoever, or to authorize others to use the Name; the Licensee acknowledges and agrees that, as between the Licensee and the Licensor, the Licensor has the right to use, or authorize others to use, the Name.

4. Representations and Warranties.

(a) Representations and Warranties of the Licensor. The Licensor represents and warrants to the Licensee as follows:

(i) The Licensor is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware.

(ii) The execution, delivery, and performance of this Agreement have been duly authorized by all necessary actions on the part of the Licensor, and upon execution, this Agreement constitutes a valid and binding obligation of the Licensor, enforceable in accordance with its terms, subject to the effect of bankruptcy, insolvency, fraudulent transfer, reorganization, receivership, moratorium, and other laws relating to or affecting creditors’ rights and to general equity principles.

(iii) The Licensor is the exclusive owner of the Index and it has the right and ability to grant the license provided under this Agreement, and the use of the Name pursuant hereto will not infringe upon any third party’s intellectual property rights.

(iv) The Licensor is not aware of any threatened or existing actions, claims, litigation or proceedings that would adversely affect or prejudice the rights of the Licensee granted hereunder to use the Name as contemplated under the terms of this Agreement.

(b) Representations and Warranties of the Licensee. The Licensee represents and warrants to the Licensor as follows:

(i) The Licensee is a statutory trust duly formed, validly existing and in good standing under the laws of the State of Delaware.

(ii) The execution, delivery, and performance of this Agreement have been duly authorized by all necessary actions on the part of the Licensee, and upon execution, this Agreement constitutes a valid and binding obligation of the Licensee, enforceable in accordance with its terms, subject to the effect of bankruptcy, insolvency, fraudulent transfer, reorganization, receivership, moratorium, and other laws relating to or affecting creditors’ rights and to general equity principles.

5. Covenants.

(a) Covenants of the Licensor. The Licensor covenants to the Licensee that the Licensor will promptly notify the Licensee of any matter or event occurring with respect to the Licensor that could have a material adverse effect on its ability to grant the license contemplated by this Agreement or the ability of the Licensee to use the Name as contemplated by this Agreement.

(b) Covenants of the Licensee. The Licensee covenants to the Licensor that the Licensee shall (i) only use the Name in a manner consistent with uses approved by the Licensor; (ii) use its best efforts to maintain the quality of the services offered using the Name; (iii) adhere to such other specific quality control standards as the Licensor may from time to time promulgate with respect to the use of the Name; and (iv) at the request of the Licensor, submit to the Licensor representative samples of any Informational Materials using the Name.

6. Termination.

(a) This Agreement shall terminate immediately upon the earlier of (a) the Fund no longer seeking to replicate the Index, or (b) the Licensor or one of its affiliates ceasing to exercise investment discretion over the Fund in its capacity as manager, investment adviser, trustee, or other comparable capacity.

(b) Upon termination of this Agreement, the Licensee will cease to use the Name to the extent that continued use is not required by applicable laws, rules and regulations.

(c) Upon termination of this Agreement, all obligations of the parties to this Agreement will terminate without further liability of either party to another, except that any termination of this Agreement shall not relieve either party hereto from any liability for any breach of its obligations hereunder.

7. Miscellaneous Provisions.

(a) Notices. Any notices or other communications required or permitted hereunder will be in writing and shall be personally delivered, deposited in the U.S. mail first class postage prepaid with return receipt requested, or sent by a private messenger or carrier which issues delivery receipts, to the parties at the following addresses:

If to the Licensor:

Knights of Columbus Asset Advisors LLC

One Columbus Plaza

New Haven, Connecticut 06510

Attention: Michael Votto, Special Counsel

If to the Licensee:

The Advisors’ Inner Circle Fund III

c/o SEI Investments

One Freedom Valley Drive

Oaks, PA 19456

Attention: Legal Department

Any party may change the addresses specified above by notice to the other party in accordance with this Section. Notices will be effective when actually received.

(b) Entire Agreement. This Agreement constitutes the entire agreement between the Licensor and the Licensee with respect to the subject matter hereof.

(c) Binding Effect. This Agreement and the terms and provisions hereof shall inure to the benefit of, and be binding upon, the parties hereto and each of their respective successors and assigns.

(d) Assignment. This Agreement and the respective rights and obligations of any party hereto shall not be assignable without the written consent of the other party.

(e) Amendment. No provision of this Agreement may be waived, altered, or amended except by written agreement of the parties hereto.

(f) Governing Law. This Agreement shall be governed by and construed in accordance with the substantive laws of the State of Delaware.

(g) Severability. If any provision of this Agreement is or becomes inconsistent with any applicable law or rule, the provision will be deemed rescinded or modified to the extent necessary to comply with such law or rule. In all other respects this Agreement will continue in full force and effect.

(h) Headings. Headings used in this Agreement are for convenience only, and shall not affect the construction or interpretation of any of its provisions.

(i) Multiple Counterparts. This Agreement may be executed in multiple counterparts, each of which will be deemed an original for all purposes and all of which will be deemed, collectively, one agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their duly authorized officers, all on the day and year first above written.

Licensor:

Knights of Columbus Asset Advisors LLC

By:	/s/ Michael Votto
Name:	Michael Votto
Title:	VP + General Counsel

Licensee:

The Advisors’ Inner Circle Fund III

By:	/s/ James Bernstein
Name:	James Bernstein
Title:	Vice President & Assistant Secretary

Signature Page – License Agreement